Exhibit 10.4

Executive Employment Agreement

This Executive Employment Agreement (“Agreement”) entered into as of                      (the “Effective Date”), by and between Privia Health, LLC (“Company”) and Thomas Bartrum (“Executive”), together (the “Parties”).

Recitals

WHEREAS, Company is engaged in the business of owning, operating and providing management services to certain accountable care organizations, physician practices, and other provider collaborative arrangements;

WHEREAS, Executive has experience providing leadership oversight, supervision, and executive direction to organizations such as Company;

WHEREAS, Executive is party to an Assignment of Inventions, Non-Disclosure, Non-Solicitation and Non-Competition Agreement with the Company dated as of February 3, 2015 (the “Existing Agreement”);

WHEREAS, the Company intends to grant an option to purchase shares of common stock of PH Group Parent Corp. (the “Options”);

WHEREAS, in consideration of the grant of Options, Executive agrees to enter into this Agreement and concurrent therewith, Executive agrees that the Existing Agreement is terminated and of no further force and effect; and

WHEREAS, the Parties desire to enter into this Agreement to more fully articulate their relationship.

NOW THEREFORE, in consideration of the recitals above, and any other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.    Employment: Company hereby employs Executive as of the Effective Date and Executive hereby accepts employment by Company as of the Effective Date on the terms and conditions set forth herein.

2.    Services. Executive shall be employed as General Counsel, as herein defined, on a full-time equivalency (“FTE”) with primary responsibility for (a) providing senior management with advice on company strategies and their implementation, (b) managing the legal department, (c) obtaining and overseeing the work of outside counsel, and (d) supervising complex business transactions and negotiating critical contracts (collectively, the “Services”). Notwithstanding anything herein to the contrary, Executive shall be a member of Company’s senior leadership team, reporting directly to the Chief Administrative Officer, and shall have the duties, responsibilities, and authority of a general counsel of a company comparable to Company in the United States. Executive agrees that during the performance of this Agreement, he will represent himself as an agent of Company, and not Executive, and, if requested to do so by Company, will agree to utilize Company’s email system, email addresses, letterhead, and voicemail for all correspondence with internal and external parties.

3.    Level of Effort: Executive shall perform the Services on an as needed basis as reasonably requested by Company and agreed to by Executive, with the mutual expectation that Executive shall provide Services at a level of 1.0 FTE.    In the event that Executive’s duties substantially exceed or fall below this expectation, the Parties shall meet in good faith to discuss such and develop a strategy to achieve Company’s objectives relative to Executive.

4.    Location of Services: Although the Parties understand that it will be necessary for Executive to provide the Services in the field, including at care center locations, Company will provide Executive with office space at headquarters located at 950 North Glebe Road, Suite 400, Arlington, Virginia 22203 (“Headquarters”) and expects Executive to use said office at the Headquarters on a semi-regular basis so as to assist in Executive’s overall integration in Company.

5.    Term and Termination: Executive shall be an “at will” employee. Company may terminate this Agreement at any time without Cause (as defined below), and Executive, upon thirty (30) days’ prior written notice, may terminate this Agreement without Good Reason (as defined below). In addition, this Agreement may be terminated (i) by Company immediately for Cause or (ii) by Executive immediately for Good Reason. Company may, at its discretion, pay Executive’s Base Salary for the without Good Reason thirty (30) day notice period in lieu of Executive performing Services during such notice period. In the event Executive’s employment is terminated for any reason, Executive shall receive his Base Salary accrued through the date of termination, his accrued but unused paid time off, reimbursement of any business expenses properly incurred prior to the date of termination, and any benefits, including continuation and conversion rights, provided upon termination of employment under Company’s employee benefit plans (collectively the “Accrued Obligations”). In the event Company terminates this Agreement without Cause or Executive terminates this Agreement for Good Reason, Company shall, in addition to the Accrued Obligations, also be obligated to continue to pay for his health benefits and pay a severance amount to Executive in an amount equal to one hundred percent (100%) of his total monthly Base Salary (minus withholdings) (the “Severance Amount”) for the Severance Period (as defined below); provided, that, any monthly payment of the Severance Amount shall be reduced by the pre-tax amount (or the pre-tax equivalent) of any long-term disability benefit to which the Executive is entitled for that month. With respect to the preceding sentence, each installment of the monthly Base Salary shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code. “Severance Period” means the six-month period following the effective date of termination which shall automatically be extended for a maximum of six (6) additional one-month periods; provided that, such extensions shall automatically cease upon the Executive’s obtaining full-time employment with another employer. For purposes of this Agreement, the Executive shall be deemed to have obtained full-time employment with another employer upon his acceptance of such employer’s offer of employment, and shall be required to deliver notice thereof to Company within five (5) business days of the Executive’s acceptance of the offer of new employment. Notwithstanding the foregoing, Executive shall receive the Severance Amount, (x) if and only if, Executive has executed a general release with Company that includes a release of Company and each of its subsidiaries and affiliates, their present and former officers, directors, executives, shareholders, members, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof) from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, that arise out of, or relate to, this Agreement or the Executive’s employment or termination of employment with Company (the “Release”) (y) the Release becomes irrevocable within sixty (60) days following the date of termination (the date that the Release becomes irrevocable, the “Release Effective Date”), and (z) only so long as Executive has not breached, and during the period over which the Severance Amount is paid does not breach, the provisions of the Release or Sections 9-13 hereof. Payments of the Severance Amount will commence with the first payroll cycle of the Company following the Release Effective Date; provided, that, if the sixty (60) day period referred to in the preceding sentence spans two (2) calendar years, payments shall in all cases commence with the first payroll cycle of the second calendar year; provided, further, that, the first payment will include any installments that would have been paid prior thereto but for this sentence.

If this Agreement is terminated as a result of Executive’s death or Permanent Disability after the close of a fiscal year and before the Additional Salary, if any, for that fiscal year is paid, then Executive or Executive’s legal representatives and/or immediate family, in addition to the Accrued Obligations, shall be entitled to payment of such Additional Salary at the time when such Additional Salary would have been paid had Executive remained employed.

Upon termination of this Agreement for any reason whatsoever, any obligations, promises, or covenants set forth herein that are expressly made to extend beyond the term of the Agreement shall survive termination or expiration of this Agreement.

For purposes of this Agreement, “Cause” shall mean any of the following: (i) a material breach of this Agreement by Executive that has not been remedied by Executive to the reasonable satisfaction of Company within thirty (30) days of written notice of such breach by Company to Executive; (ii) a material breach by Executive that has not been remedied by Executive to the reasonable satisfaction of Company within thirty (30) days of written notice of such breach by Company to Executive of Company’s written Compliance Program or other applicable reasonable and customary written policies and procedures, provided that any such Compliance Program, policy or procedure has been provided by Company to Executive prior to any such breach, and provided further that in the event of any conflict between any such Compliance Program, policy or procedure and the terms of this Agreement, the terms of this Agreement shall govern and control; (iii) exclusion of Executive from participation in any Federal health care program, which exclusion can reasonably be determined to threaten the competitive position of Company, provided that such exclusion has not been remedied by Executive to the reasonable satisfaction of Company within thirty (30) days of written notice of such exclusion by Company to Executive; (iv) any indictment for, conviction of, or plea of guilty or nolo contendere to any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of Executive’s duties); (v) drug or alcohol abuse, or any other behavior; that can reasonably be determined to either threaten the safety of patients or staff, or to threaten the competitive position of Company and that such behavior has not been remedied by Executive to the reasonable satisfaction of Company within thirty (30) days of written notice of such behavior by Company to Executive; (vi) Executive willfully engaging in behavior that could reasonably be expected to damage the reputation, credibility or integrity of Company; provided that such behavior has not been remedied by Executive to the reasonable satisfaction of Company within thirty (30) days of written notice of such behavior by Company to Executive; (vii) Executive’s willful failure to comply with a reasonable, valid, and legal written directive of the Board of Managers or the Chief Executive Officer; (viii) Executive’s embezzlement, misappropriation or fraud, whether or not related to Executive’s employment with Company; or (ix) Executive’s willful unauthorized disclosure of Confidential Information or Proprietary Information.

For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) a material breach of this Agreement by Company; or (ii) Company reduces the amount of the Base Salary, the Additional Salary or materially reduces the benefits Executive receives without Executive’s consent, unless such reduction was applied equally and in the same percentage to all members of Company’s senior executive team. Executive must: (i) provide written notice of Executive’s resignation for Good Reason to the Company within ninety (90) days of the occurrence of a Good Reason event; and (ii) allow Company thirty (30) days during which to cure the Good Reason event in all material respects in order for Executive’s resignation for Good Reason to be effective hereunder. If Company fails to cure the Good Reason event, Executive’s employment will immediately terminate at the end of the thirty (30) day cure period.

For purposes of this Agreement, the term “Permanent Disability” shall mean the determination by a physician that is mutually agreeable to Company and Executive that Executive has been, or can reasonably be expected to be, unable to perform, by reason of physical or mental incapacity, Executive’s duties or obligations under this Agreement even with reasonable accommodation, for a total period of one hundred eighty consecutive days.

6.    Salary and Benefits: Executive agrees that as full consideration for Executive’s Services, Company shall pay Executive an annual base salary (the “Base Salary”), an annual performance bonus (the “Additional Salary” which together with the Base Salary, collectively, are the “Salary”) and such other compensation as set forth more fully on Exhibit A of this Agreement, which is hereby incorporated by reference. Executive’s Salary shall be payable in accordance with Company’s normal payroll process. Company currently pays employees bimonthly and Executive’s Salary shall be subject to employment withholding and taxes. Further, as a full-time employee, Executive shall be eligible to participate in Company’s employee benefits, which are subject to change periodically, as of the Effective Date. Executive’s Salary shall be reviewed, at least annually, in accordance with Company’s procedures for the review of the compensation of the members of its senior executive team, and may not be reduced without Executive’s prior written consent, except as part of an across the board reduction applied in the same percentage to the base salaries of all members of the senior executive team. As part of Company’s annual performance review process, Executive’s Base Salary may be amended as documented in a compensation memorandum. Each compensation memorandum shall be deemed to amend Exhibit A and, as of the effective date of the compensation change, such compensation memorandum is hereby incorporated by reference into Exhibit A.

Company shall reimburse Executive for all reasonable and authorized business expenses incurred by Executive in direct performance of the Services under this Agreement in accordance with Company’s generally applicable expense reimbursement policies and procedures. Executive agrees to make all reasonable efforts to save costs, including wherever possible, booking economy airfares at least fourteen (14) days in advance, driving if cost effective, and staying in moderately priced hotels.

7.    Representations and Warranties: Executive represents and warrants (i) that Executive has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Executive’s undertaking this relationship with Company, (ii) that the performance of the Services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party, (iii) that Executive will not use in the performance of his responsibilities under this Agreement any confidential information or trade secrets of any other person or entity, (iv) that Executive has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement, (v) that the Services provided by Executive shall be performed in a professional manner and shall be performed in a timely manner, (vi) that Executive shall reasonably meet deadlines agreed between Executive and Company, (vii) that Executive has not been suspended, excluded or debarred from any healthcare or governmental payment or procurement program, and shall notify Company immediately if Executive is suspended, excluded or debarred from any such program, and (viii) that the Salary is not based upon the volume or value of actual or potential referrals or other business generated between the Parties.

Company represents and warrants (i) that Company has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with Company’s undertaking this relationship with Executive, (ii) that the performance of the Services called for by this Agreement do not and will not violate any applicable law, rule or regulation or any proprietary or other right of any third party, (iii) that Company does not and will not knowingly use any confidential information or trade secrets of any other person or entity, (iv) that Company has not entered into or will enter into any agreement (whether oral or written) in conflict with this Agreement, (v) that Company has not been suspended, excluded or debarred from any healthcare or governmental payment or procurement program, and shall notify Executive immediately if Company is suspended, excluded or debarred from any such program, and (vi) that the Salary is not based upon the volume or value of actual or potential referrals or other business generated between the parties.

Without limiting any provision herein set forth, each of the Parties hereby represents and warrants to the other that in providing its respective services hereunder that neither party shall knowingly act in a manner that violates federal and state laws regarding the confidentiality of protected health information, including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. 1320d-1329d-8; 42 U.S.C. 1320d-2), as amended (“HIPAA”), and all regulations promulgated thereunder, including the HIPAA privacy and security regulations.

8.    Relationship of the Parties: Executive shall be an employee of Company. Nothing in this Agreement shall be construed as creating an absolute guarantee of future employment or engagement, or as a limitation upon the sole discretion of Company or Executive to terminate this Agreement as provided for herein.

9.    Non-Compete: In recognition of the substantial time, money and effort expended by Company in the development of its Confidential Information and Proprietary Information; the fact that Executive will have access to and be personally entrusted with such Confidential Information and Proprietary Information during Executive’s employment with Company; the high degree of competition in the field Company has chosen to engage in; the special knowledge and expertise that Executive may develop as a result of his employment with Company; and the worldwide nature of Company’s business, Executive agrees that during his employment with Company and for one (1) year after such employment ends (the “Non-Compete Period”), Executive will not directly or indirectly compete with Company in any way, within any within any State in the United States, in which Company or any affiliate of Company provides products or services as of the date of the termination, which States as of the Effective Date include the States of Georgia, Texas, Maryland and Virginia, and the District of Columbia, by providing services as an employee, director, consultant or otherwise to a person or entity (defined below) in competition with Company.

The Parties agree that for purposes of this Agreement, a person or entity is in competition with Company if it provides (i) software or services which assist medical providers to provide the following services to their patients: health or wellness membership programs, physician-based disease or care management services, population health services or services to help doctors implement Patient-Centered Medical Homes or Accountable Care Organizations, or (ii) products or services in competition with the then-current business of Company. It is recognized by the Parties that Company conducts and is expected to continue to conduct its business throughout the United States and that more narrow geographical limitations of any nature on this non-competition covenant are therefore not appropriate. Executive acknowledges that this covenant not to compete is limited to the types of activities and services that Executive provided in Executive’s employment with Company, and the foregoing shall not prevent Executive from working for or performing services on behalf of a competitive business if such competitive business is also engaged in other lines of business and if Executive’s employment or services are restricted to such other lines of business, and Executive will not be providing support, advice, instruction, direction or other guidance to lines of business that constitute the competitive business.    As such, Executive acknowledges and agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on his varied skills and abilities. Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement. For example, Executive acknowledges that the covenant not to compete set forth in this Agreement in no way limits Executive’s ability to work in some role that does not compete with the business of Company. Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Executive. However, if, at the time of enforcement, a court shall hold that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope and area reasonable under such circumstances shall be substituted for the stated duration, scope and area and that the court shall be allowed and directed to revise the restrictions contained therein to cover the maximum period, scope and area permitted by law. In the event of a breach or violation by Executive of Section 9, the Non-Compete Period shall be tolled until such breach or violation has been duly cured.

10.    Non-Solicitation of Customers or Prospects: Executive acknowledges that information about Company’s customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during his employment with Company and for a period of two (2) years after the termination of this Agreement for any reason, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s reputation or relationship with any of its customers, including physicians, or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

11.    Non-Solicitation of Employees: Executive acknowledges that information about Company’s employees is confidential and constitutes trade secrets. Accordingly, Executive agrees that during his employment with Company and for a period of two (2) years after the termination of this Agreement for any reason, Executive will not, either directly or indirectly, separately or in association with others, (a) interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or attempting to hire any of Company’s employees, consultants or independent contractors or causing others to solicit or encourage any of Company’s employees, consultants or independent contractors to discontinue their employment or engagement with Company or (b) attempt to hire or employ any person employed by Company even if Executive did not initiate the discussion or seek out the contact (provided that for avoidance of doubt, any such attempt, employment or discussion undertaken by any new employer of Executive shall not violate this Section, unless Executive, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, engage in such activity). Notwithstanding the foregoing, a general solicitation of employment in a periodical of general circulation, a website or other social media site shall not constitute a violation of this provision.

12.    Intellectual Property: It is expressly understood that all of the trademarks, service marks, trade names, domain names, patents, copyrights, inventions, processes and applications therefore (whether registered or common law), systems, methods, business plans, strategic models, procedures, written materials and controls (“Intellectual Property”) owned, contributed and/or developed by Executive or his designee in the performance of this Agreement with Company, including all modifications, derivatives, or combinations thereof (“Proprietary Information”) are proprietary in nature and shall remain the property of Company. Accordingly, Company shall retain all rights, title, and interest to the Proprietary Information. The Proprietary Information shall not at any time be utilized, distributed, copied or otherwise acquired or used by Executive outside the normal course of his work with Company. This Intellectual Property provision shall survive indefinitely the termination of this Agreement for any reason whatsoever.

13.    Confidentiality: Executive agrees to use best efforts to prevent the unauthorized use, disclosure, or availability of any confidential information of Company (“Confidential Information”), which shall be defined to include all financial, operational, technical and other information, including all copies thereof (including, without limitation, all agreements, financial statements, compensation information, files, books, logs, charts, records, studies, reports, surveys, schedules, plans, maps, statistical information, client and prospective client information, and client and prospective client lists) which may be furnished or disclosed to Executive. Such term shall also include all memoranda, notes, reports, documents, and other media containing Confidential Information, as well as any copies and extracts of Confidential Information and any computer-generated emails, files, studies and data containing Confidential Information prepared by or for the benefit of Company. For the sake of clarity, the terms and conditions of this Agreement shall be deemed Confidential Information of Company. Executive shall also notify Company immediately upon a discovery of any loss or compromise of Company’s Confidential Information. The obligations set forth in this Section 13 shall survive indefinitely the termination of this Agreement for any reason whatsoever, and upon termination Executive shall return to Company all copies of any media or materials containing Confidential Information.

Notwithstanding anything in this Agreement to the contrary, (i) the terms Proprietary Information and Confidential Information shall not include any information that (a) is or becomes public knowledge through no wrongful act of Executive; (b) is and can be shown to be independently developed by Executive without use of information obtained under this Agreement; (c) becomes lawfully available to Executive from a source other than Company; or (d) was and can be shown to be in Executive’s possession or was known to Executive prior to receipt from Company, and (ii) disclosure of Proprietary Information and/or Confidential Information by Executive is not precluded if such disclosure (x) is in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof; provided that Executive must first give prompt notice to Company so that Company may seek a protective order or other appropriate remedy and, if Executive is ultimately required to make such disclosure, Executive will have made a reasonable effort, at the cost of Company, to obtain a protective order requiring that the Proprietary Information or Confidential Information so disclosed be used only for the purposes for which the order was issued; (y) is otherwise required by law in the opinion of counsel for Executive, provided that Executive must first give reasonable advance notice of such disclosure to Company, or (z) is consented to in advance by Company.

14.    Return of Company Property: Executive acknowledges that all Proprietary Information and Confidential Information (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to Executive by Company or created by Executive pursuant to the terms of this Agreement shall remain the property of Company. On termination of this Agreement with Company for whatever reason, or at the request of Company before termination, Executive agrees to promptly deliver to Company all records, files, computer disks, memoranda, documents, lists, materials and other information regarding or containing any Confidential Information or Proprietary Information, including all copies, reproductions, summaries or excerpts thereof, then in Executive’s possession or control, whether prepared by Executive or others. Executive also agrees to promptly return, upon termination or at any time upon Company’s request, any and all Company property issued to Executive, including but not limited to computers, facsimile transmission equipment, cellular phones, keys and credits cards. Executive further agrees that should Executive discover any Company property or Confidential Information or Proprietary Information in Executive’s possession after termination of this Agreement, Executive agrees to return it promptly to Company without retaining copies or excerpts of any kind.

15.    Exclusive Services: Executive agrees that he/she will devote his/her entire working time, attention, and energies to the business of the Company and shall not, directly or indirectly, either individually or as a director, officer, partner, consultant, owner, employee, agent, stockholder of greater than 5%, or in any other capacity engage in any other business activity outside of the Company without the express written permission of the Company’s Chief Executive Officer.

16.    Business Opportunities: Executive acknowledges that in the performance of this Agreement, Executive may become aware of new or expanded business opportunities reasonably related to the business of Company that Company may be reasonably interested in evaluating or pursuing. Executive agrees that he shall promptly disclose, in writing, to the Chief Administrative Officer any business opportunities reasonably related to the business of Company that he reasonably believes Company might reasonably consider evaluating or pursuing.

17.    Severability: In case any one or more of the provisions contained in this Agreement or any application thereof shall be declared, by a court having jurisdiction, invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

18.    Governing Law: This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Delaware.

19.    Limit of Liability: Neither Company nor Executive shall have any liability for consequential, special or punitive damages related to the performance of this Agreement or any breach thereof.

20.    Compliance: Executive hereby acknowledges and agrees to abide by Company’s compliance program and applicable compliance policies and, to the extent that Executive becomes aware of a compliance concern potentially affecting Company, Executive shall bring such compliance concern to the attention of Company’s Compliance Officer in a timely manner before discussing such concerns with any third party. Executive during his employment and afterwards shall, at the request of Company, render all assistance and perform all lawful acts that Company considers necessary or advisable in connection with any investigation or litigation involving Company or any director, officer, employee, shareholder, agent, representative, consultant, client, or vendor of Company.

21.    Nondisparagement: During the term of Executive’s employment with Company and at all times thereafter, Executive shall not make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign Company or any of its businesses, activities, operations, affairs, reputations or prospects; or any of its officers, employees, directors, managers, partners (general and limited), agents, members or shareholders. No obligation under this Section 21 or this Agreement shall be violated by truthful statements made by such person (i) to any governmental authority or (ii) which are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

22.    Insurance Coverage: During the term of Executive’s employment with Company, Company shall provide for Executive to be covered under any directors and officer’s liability or similar policy (including any employment practices or fiduciary policy) at the level at which Company’s most senior active officers are covered. Executive’s rights under this Section 22 shall be in addition to, and not in lieu of, any insurance coverage Executive may have under Company’s governing instruments or otherwise.

23.    Entire Agreement. From and after the Effective Date, this Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the Parties hereto with respect to the subject matter hereof. The Existing Agreement is hereby terminated and of no further force and effect.

24.    Miscellaneous: The Parties agree that the remedy at law for any breach of covenants contained in this Agreement may be inadequate and would be difficult to ascertain and therefore upon an event of a breach or threatened breach of such covenants, the non-breaching Party, in addition to any other remedies, shall have the right to enjoin the breaching Party from any threatened or actual activity in violation hereof. Each Party hereby consents and agrees that the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary, temporary, and/or permanent injunctive relief, without the necessity of providing actual damages or posting a bond, as well as any other relief (including damages) permitted by applicable law. The prevailing party in any action for breach of this Agreement shall reimburse the non-breaching Party for his/its reasonable attorneys’ fees and costs incurred in such action.

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding the foregoing, Executive shall not assign any obligations hereunder without the express written consent of Company and its successors and assigns and Company shall not assign its obligations without the express written consent of Executive and his successors and assigns.

This Agreement may be executed in counterparts and by facsimile. Each and every counterpart shall, for all purposes, be deemed an original, but all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, these Parties have executed this Agreement on the Effective Date.

EXECUTIVE	PRIVIA HEALTH, LLC

/s/ Thomas Bartrum	/s/ Tara Goldenberg
Thomas Bartrum	By:	Tara Goldenberg
	Title:	Chief People Officer

EXHIBIT A

Compensation Terms

[To be Attached]

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